Exhibit 99.1

NEWS RELEASE

1717 West Collins Avenue

Orange, CA 92867

(714) 516-7400

Contact:	Gregory D. Waller
Chief Financial Officer
Phone: (714) 516-7400

For Immediate Release

SYBRON DENTAL SPECIALTIES, INC. REPORTS

SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

ORANGE, CA (April 25, 2005): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the professional dental market and the specialty markets of orthodontics, endodontics, implants and infection prevention, announced today its financial results for its fiscal year 2005 second quarter, which ended on March 31, 2005.

SECOND QUARTER RESULTS

Net sales for the second quarter of fiscal 2005 totaled $165.1 million, an increase of 9.4% over the $150.9 million in net sales in the corresponding prior year period. Sybron’s internal net sales, which exclude currency fluctuations and includes only the organic growth of acquisitions made in the past twelve months, grew 5.6% in the second quarter. The internal net sales growth rate of the Company’s consumable products was 6.2%. The sales of these products accounted for 97% of the Company’s total sales in the quarter.

Net income for the second quarter of fiscal 2005 was $19.4 million, an increase of 11.0% over net income of $17.5 million in the same period of the prior year. Fully diluted earnings per share totaled $0.47 in the second quarter of fiscal 2005, an increase of 6.8% over earnings of $0.44 per diluted share in the same period of the previous year.

In the second quarter of fiscal 2005, Sybron generated $13.7 million in free cash flow, defined as cash flows from operating activities of $16.6 million minus capital expenditures of $2.9 million. This compares with free cash flow of $4.9 million in the same period of the previous year (cash flows from operating activities of $7.6 million minus capital expenditures of $2.7 million).

“During the second quarter, we saw a continuation of the positive trends that have driven our strong performance for the past several quarters,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “The Damon 3 bracket is having a positive impact on the adoption rate for the Damon system, and through the first half of fiscal 2005 we have continued to convert accounts to the Damon system at a robust rate. We are also continuing to get an excellent response to our innovative new products in categories such as composites and self-adhesive cements. The general dental products that have been launched within the past year have generated over $7.0 million in revenue during the first two quarters of fiscal 2005, and we believe the demand for a number of them will continue to be solid for years to come.”

SEGMENT HIGHLIGHTS

During the second quarter, the internal net sales of the Company’s Specialty Products segment grew 8.9% over the same period in the prior year. The highlight of the quarter was the Fourth Annual Users Conference for the Damon System, which had almost three times as many attendees as last year’s conference. The Company continues to see strong demand for its Damon self-ligating brackets, the sales of which in the second quarter increased substantially over the second quarter of the prior fiscal year. The Company’s new Elements Obturation device also contributed to the increase in the internal net sales of the Specialty Products segment and helped drive a double-digit year-over-year increase in the segment’s sales of its endodontic products.

In the second quarter, internal net sales of the Company’s Professional Dental segment increased 2.8% over the same period in the prior year. Internal net sales of Professional Dental consumable products increased 4.7%. Sales in the quarter were positively impacted by continued solid sales of Premise™ nanocomposite and MaxCem™ self-adhesive cement. The Company was also pleased with the response to two new products launched during the second quarter: OptiDam™, a 3-dimensional rubber dental dam used in restorative procedures; and CompoRoller™, a composite modeling instrument, which is frequently being purchased in tandem with Premise nanocomposite.

SECOND QUARTER FINANCIAL HIGHLIGHTS

The Company incurred approximately $600,000 in the quarter in charges related to the consolidation of its Demetron and Orascoptic operations into one facility. Approximately $100,000 of these expenses was included in the cost of goods sold and the remaining $500,000 was included in selling, general and administrative expenses. The consolidation is proceeding on schedule, and the Company continues to expect annual savings of approximately $500,000 upon completion of the consolidation in the fourth quarter of fiscal 2005.

Gross margins in the second quarter of 2005 were 56.5%, compared with 54.7% in the same period of the previous year. The increase in overall gross margin is primarily attributable to increased manufacturing efficiencies resulting from facility rationalization efforts, as well as more favorable foreign currency rates.

Selling, general and administrative expenses (SG&A) were $60.3 million, or 36.5% of net sales, in the second quarter of 2005, compared with $51.1 million, or 33.9% of net sales, in the same period of the prior year. The increase in SG&A as a percentage of sales was primarily attributable to the impairment of an asset; the addition of Innova LifeSciences, which has SG&A expenses as a percent of sales that are higher than the Company’s other operations; the expenses associated with the Demetron/Orascoptic consolidation; CFO transition costs; and increased internal and external resources involved in evaluating M&A opportunities.

Research and development expenditures were $3.4 million in the second quarter of 2005, compared with $3.1 million of expenditures in the same period of the prior year.

Operating income for the second quarter of 2005 was $32.9 million, compared to $31.5 million in the second quarter of 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $37.1 million. Operating income was 20.0% and EBITDA was

22.5% of net sales for the quarter, compared with 20.8% and 23.3%, respectively, in the same period of 2004. Second quarter 2005 EBITDA is calculated by adding net income of $19.4 million, income taxes of $9.1 million, net interest expense of $5.1 million, and depreciation and amortization of approximately $4.2 million, less other income of approximately $0.7 million. Second quarter 2004 EBITDA of $35.1 million is calculated by adding net income of $17.5 million, income taxes of $8.6 million, net interest expense of $5.2 million, and depreciation and amortization of approximately $3.8 million.

Sybron’s effective tax rate in the second quarter of fiscal 2005 was 32%, compared with 33% in the second quarter of fiscal 2004.

Net trade receivables were $108.0 million and days sales outstanding (DSOs) were 56.3 days at March 31, 2005, which compares with the 56.7 days at March 31, 2004. DSOs also decreased from the 61.7 days at December 31, 2004.

Net inventory was $102.6 million at the end of the second quarter and inventory days were 145 days, which compares to 122 days at March 31, 2004 and 149 days at December 31, 2004. As expected, inventory days declined from the end of the previous quarter and are expected to continue to decline as the Company works off inventory built ahead of the expiration of its contract with the union members at its Romulus, Michigan facility. Effective February 1, 2005, the Company entered into a new multi-year contract with the union.

Please refer to the supplemental schedules provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html) that detail the calculation of the Company’s DSOs and inventory days.

Capital expenditures were $2.9 million in the second quarter of fiscal 2005, compared with $2.7 million in the same period of the previous year.

The average debt outstanding for the quarter was $237.9 million with an average interest rate of 7.85%. The Company paid down $14.5 million in debt during the quarter, leaving total debt outstanding at March 31, 2005 of $230.8 million.

Sybron’s cash and cash equivalents balance was $47.6 million at March 31, 2005, compared with $49.6 million at December 31, 2004. The Company continues to maintain a larger than usual cash balance at several of its foreign subsidiaries as it evaluates the impact of the American Jobs Creation Act of 2004, which allows for the repatriation of foreign earnings at favorable tax rates.

Sybron’s capital structure was 39.2% debt and 60.8% equity at March 31, 2005. This compares with 50.1% debt and 49.9% equity at March 31, 2004.

OUTLOOK

For the third quarter of fiscal 2005, Sybron expects revenue to range from $160 million to $165 million, and diluted earnings per share to range from $0.44 to $0.48.

Sybron also revised its revenue and EPS estimates for the full fiscal year 2005. Sybron now expects revenue to range from $630 million to $640 million (with internal net sales growth at the high end of the Company’s historical 4%-6% internal net sales growth rate), and diluted earnings per share to range from $1.70 to $1.78.

Commenting on the outlook for Sybron, Mr. Pickrell said, “We believe we are still in the early stages of generating demand for products such as the Damon 3 bracket, Elements Obturation device, Premise nanocomposite and MaxCem cement, and that they will continue to pick up market share in their respective categories. We also have an excellent pipeline of new products that are scheduled for launch during the second half of fiscal 2005, such as a more powerful version of our industry-leading curing light, an extension to the MaxCem product line, and the first self-ligating buccal tubes specifically designed for use with the Damon system. Collectively, we believe our new product lineup will enable Sybron to continue driving consistent growth in sales, earnings and cash flow.”

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use this information as measures of a company’s performance and ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL AND WEBCAST

The Company will host a conference call on Tuesday, April 26th at 10:00 a.m. Pacific Time to review the information in this press release and respond to questions. The dial-in number for the call is (800) 288-8975 for domestic callers and (612) 332-0932 for international callers.

A recorded replay of the conference call will be offered beginning at 1:30 p.m. Pacific Time on Tuesday, April 26th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 776180 for domestic callers and (320) 365-3844, passcode 776180 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Time on April 29th, 2005.

The live webcast and archived replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to its future revenue; earnings per share; internal net sales growth; the demand for its products; the introduction and sales of new products; the success of its self ligating orthodontic brackets; the benefits it will realize from the closing of its Demetron facility; and the reduction of its inventory levels are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of a comprehensive line of consumable general dental and specialty products for the orthodontic, endodontic, implant and infection prevention markets worldwide.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Net sales	$165,056	$150,921	$314,096	$282,778
Cost of sales:
Cost of products sold	71,787	66,854	135,460	126,753
Restructuring charge	84	1,482	84	1,482

Total cost of sales	71,871	68,336	135,544	128,235
Gross Profit	93,185	82,585	178,552	154,543
Selling, general and administrative expenses	59,207	50,800	116,695	98,993
Restructuring charge	488	—	488	—
Amortization of intangible assets	559	322	1,056	631

Total selling, general and administrative expenses	60,254	51,122	118,239	99,624

Operating income	32,931	31,463	60,313	54,919
Other expense:
Interest expense	(4,638)	(4,941)	(9,633)	(10,101)
Amortization of deferred financing fees	(416)	(402)	(831)	(809)
Other, net	708	11	852	(43)

Income before income taxes	28,585	26,131	50,701	43,966
Income taxes	9,147	8,623	16,224	14,509

Net income	$19,438	$17,508	$34,477	$29,457

Earnings per share:
Basic earnings per share	$0.49	$0.46	$0.87	$0.77

Diluted earnings per share	$0.47	$0.44	$0.84	$0.74

Weighted average basic shares outstanding	39,986	38,471	39,732	38,391
Weighted average diluted shares outstanding	41,485	40,166	41,276	40,032

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$47,627	$40,602
Accounts receivable (less allowance for doubtful receivables of $2,723 and $2,094 at March 31, 2005 and September 30, 2004, respectively)	108,003	104,148
Inventories	102,637	93,689
Deferred income taxes	4,323	3,293
Prepaid expenses and other current assets	13,793	12,975

Total current assets	276,383	254,707
Property, plant and equipment, net of accumulated depreciation of $109,874 and $101,934 at March 31, 2005 and September 30, 2004, respectively	84,093	83,121
Goodwill	295,340	268,768
Intangible assets, net	34,686	16,178
Other assets	24,085	23,784

Total assets	$714,587	$646,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,531	$19,512
Current portion of long-term debt	846	882
Income taxes payable	15,578	17,089
Accrued payroll and employee benefits	29,266	29,712
Restructuring reserve	711	711
Accrued rebates	6,635	9,475
Accrued interest	3,784	3,620
Other current liabilities	15,932	12,291

Total current liabilities	89,283	93,292
Long-term debt	79,904	69,589
Senior subordinated notes	150,000	150,000
Deferred income taxes	11,088	12,266
Other liabilities	26,952	22,639

Total liabilities	357,227	347,786
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 40,034 and 39,307 shares issued and outstanding at March 31, 2005 and September 30, 2004, respectively	400	393
Additional paid-in capital	109,571	93,817
Retained earnings	222,633	188,156
Accumulated other comprehensive income	24,756	16,406

Total stockholders’ equity	357,360	298,772

Total liabilities and stockholders’ equity	$714,587	$646,558

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$34,477	$29,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,264	6,709
Amortization of intangible assets	1,056	631
Amortization of deferred financing fees	831	809
Loss on sales of property, plant and equipment	84	26
Provision for losses on doubtful receivables	431	415
Inventory provisions	3,203	2,124
Deferred income taxes	(557)	(998)
Tax benefit from issuance of stock under employee stock option plan	4,736	814
Changes in assets and liabilities, net of effects of
businesses acquired:
Increase in accounts receivable	(1,554)	(1,903)
Increase in inventories	(5,843)	(2,772)
Increase in prepaid expenses and other current assets	(429)	(2,763)
Decrease in accounts payable	(3,766)	(4,034)
Increase (decrease) in income taxes payable	(2,519)	354
Increase (decrease) in accrued payroll and employee benefits	54	(1,530)
Decrease in accrued rebates	(2,840)	(2,246)
Decrease in restructuring reserve	—	(406)
Increase (decrease) in accrued interest	164	(203)
Increase in other current liabilities	914	1,711
Net change in other assets and liabilities	721	1,708

Net cash provided by operating activities	36,427	27,903

Cash flows from investing activities:
Capital expenditures	(6,342)	(5,334)
Proceeds from sales of property, plant, and equipment	938	194
Net payments for businesses acquired	(46,049)	—
Payments for intangibles	(849)	(559)

Net cash used in investing activities	(52,302)	(5,699)

Cash flows from financing activities:
Proceeds from credit facility	86,000	84,000
Principal payments on credit facility	(75,607)	(106,895)
Proceeds from long-term debt	—	2,469
Principal payments on long-term debt	(292)	(8,730)
Cash received from exercise of stock options	10,254	3,353
Cash received from employee stock purchase plan	771	522

Net cash provided by (used in) financing activities	21,126	(25,281)

Effect of exchange rate changes on cash and cash equivalents	1,774	1,508
Net increase (decrease) in cash and cash equivalents	7,025	(1,569)
Cash and cash equivalents at beginning of period	40,602	22,868

Cash and cash equivalents at end of period	$47,627	$21,299

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

INTERNAL GROWTH

For periods ended March 31, 2005

	Professional Dental	Specialty Products	Total SDS
Quarter	2.8%	8.9%	5.6%

Year to date	3.0%	9.6%	6.1%

	Total SDS
	Foreign	Domestic
Quarter	2.8%	8.0%

Year to date	4.1%	7.9%

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